Exhibit 10.2

FORM OF ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (this “Addendum”) is dated as of March 27, 2020, by and between Ruth’s Hospitality Group, Inc. (the “Employer”), and [●] (the “[Executive]/[Employee]”), and is intended to modify the Terms of Employment/Letter of Understanding and Salary Continuation Agreement, dated as of [●], 20[●] (the “Employment Agreement”), by and between the Employer and the [Executive]/[Employee].  Any capitalized term not defined herein will have the meaning ascribed to such term in the Employment Agreement.

In light of the COVID-19 pandemic and its impact on the business and operations of the Employer, the Employer and the [Executive]/[Employee] desire to amend the Employment Agreement, as set forth below.

1.The Employment Agreement shall be amended to add the following sentence to the end of Section 4(a):

Notwithstanding anything in the Agreement to the contrary, [Executive]/[Employee] hereby consents to the reduction of [Executive’s]/[Employee’s] annual base salary by an amount not to exceed [●]% of Employee’s existing annual base salary as a result of, or related to, Employer’s actions taken in response to the COVID-19 pandemic and agrees that any such reduction shall not violate the Agreement or constitute Good Reason for any purpose under the Agreement and shall not entitle [Executive]/[Employee] to any severance or other payment pursuant to the Agreement or otherwise.

Additionally, the [Executive]/[Employee] hereby acknowledges and agrees that Good Reason under the Employment Agreement has not occurred prior to or as a result of this Addendum.  Except as expressly hereby amended, the Employment Agreement will remain in full force and effect in accordance with the terms thereof.  To the extent a conflict arises between the terms of the Employment Agreement and this Addendum, the terms of this Addendum will prevail.

[EXECUTIVE]/[EMPLOYEE]

By:
Name: [●]

RUTH’S HOSPITALITY GROUP, INC.

By:
Name:
Title: